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                                                                       EXHIBIT 5


                      [PARKER DRILLING COMPANY LETTERHEAD]


                                  July 28, 1999


Securities and Exchange Commission
450 Fifth Street, Judiciary Plaza
Washington, D.C.   20549

Re:      Parker Drilling Company Registration Statement on Form S-8

Ladies & Gentlemen:

         I am Senior Attorney to Parker Drilling Company, a Delaware corporation (the "Company"), and as such have participated in the registration of 2,000,000 shares of the Company's Common Stock, $.162/3 par value per share (the "Shares"), by the Company on a Registration Statement filed with the Securities and Exchange Commission on Form S-8 (the "Registration Statement"). The Shares are issuable in connection with the Parker Drilling Company Amended and Restated 1997 Stock Plan (the "Amended and Restated 1997 Plan"). I have examined the Articles of Incorporation and By-laws of the Company in the form incorporated by reference as Exhibits 4.3 and 4.4, respectively, to the Registration Statement, and such other records and documents as I have deemed necessary for the purpose of this opinion.

         Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the 1997 Plan, will be validly issued, fully paid and non-assessable.

         I consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me in Item 5 of Part II thereof. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

                                             Very truly yours,


                                             /s/ RONALD C. POTTER
                                             Ronald C. Potter
                                             Senior Attorney